Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(386) 944-5643

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH APPOINTS CHRIS DREW TO ITS BOARD OF DIRECTORS

WINTER PARK, FL – January 18, 2022 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced the appointment of Christopher J. Drew to its Board of Directors (the “Board”), such appointment to be effective January 18, 2022.

Mr. Drew is a Senior Managing Director of JLL Capital Markets, Americas and co-head of JLL’s Miami office.  He joined JLL as part of the HFF acquisition and has more than a decade of commercial real estate experience. His primary responsibilities at JLL include overseeing the day-to-day operations of the Miami office and arranging joint venture equity, preferred equity, mezzanine financing and senior level financing for real estate assets located throughout the United States.

Chris also sits on the JLL Capital Markets Group’s Diversity, Equity, and Inclusion committee and is on the board of Big Brothers Big Sisters of Miami.  Mr. Drew earned a Master of Business Administration and Bachelor of Business Administration in Business Management and Sports Management from the University of Miami.

Laura M. Franklin, Chairman of the Board, stated, “We are very pleased to welcome Chris to the Board and we feel fortunate to have an additional director with his background and experience.” Ms. Franklin continued, “His knowledge and experience align well with the criteria established by the Board and the needs of the Company at this point in the execution of our strategic business plan.”

Mr. Drew said, “I’m honored to join the CTO Realty Growth Board of Directors and I’m excited to work with John, Laura and the rest of the Board to provide guidance and oversight to enable the Company’s continued growth and success.”

As a result of the appointment of Mr. Drew, the size of the Company’s Board will temporarily expand to seven members, six of whom are independent.  The Company currently anticipates reducing the size of the Board back to six members as of the completion of the election of directors in connection with the 2022 Annual Meeting.  Mr. Drew will be a member of the Company’s Audit and Governance committees.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also owns an approximate 16% interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.   For additional information on the Company, please visit www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of the novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.